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                                                                   EXHIBIT 99.5

                        REPORT OF INDEPENDENT ACCOUNTANTS

National City Bank
The Bank of New York
Moody's Investors Service, Inc.
Standard & Poor's Corporation

Re: National City Credit Card Master Trust

We have examined management's assertion, included in the accompanying report by management titled "Report of Management on the Controls over Servicing of the National City Credit Card Master Trust", that its controls over servicing the National City Credit Card Master Trust (the Trust) are effective, from January 1, 2003 through December 31, 2003, in accordance with the covenants and conditions of sections 3.01, 4.01 through 4.08, 4.11, 4.12, 5.02(a), and 5.02(c)
of the Series 2000-1 Supplement (to the Pooling and Servicing Agreement) dated as of August 24, 2000, sections 3.01, 4.01 through 4.08, 4.11, 4.12, 5.02(a), and 5.02(c) of the Series 2001-1 Supplement (to the Pooling and Servicing Agreement) dated as of January 31, 2001, sections 3.01, 4.01 through 4.08, 4.11, 4.12, 5.02(a), and 5.02(c) of the Series 2002-1 Supplement (to the Pooling and Servicing Agreement) dated as of January 31, 2002 and sections 3.01(b-e), 3.02, 3.03, 3.04(a), 3.04(b), 3.05, 3.06, 3.09, 3.10, 4.02 through 4.07, 8.06, 8.07, and 8.08 of the Pooling and Servicing Agreement dated June 1, 1995 as Amended and Restated as of July 1, 2000 (the Agreement) between National City Bank as Seller and Servicer and The Bank of New York as Trustee. Management is responsible for its controls over its servicing responsibilities. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the controls over servicing the National City Credit Card Master Trust, testing and evaluating the design and operating effectiveness of those controls, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the controls over servicing the National City Credit Card Master Trust to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

In our opinion, management's assertion that, from January 1, 2003 to December 31, 2003, National City Bank's controls over servicing the National City Credit Card Master Trust are

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effective in providing reasonable assurance that the Trust is being serviced in accordance with the sections of the Supplements and Agreement specified above, is fairly stated, in all material respects, based on the criteria specified in management's report.

This report is intended solely for the information and use of the board of directors and managements of National City Corporation and the addressees and is not intended to be and should not be used by anyone other than these specified parties. However, this report is a matter of public record and its distribution is not limited.


                                                  /s/ Ernst & Young LLP




March 15, 2004
Cleveland, Ohio


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             REPORT OF MANAGEMENT ON THE CONTROLS OVER SERVICING OF
                   THE NATIONAL CITY CREDIT CARD MASTER TRUST



National City Bank (the Company) is responsible for establishing and maintaining effective controls over servicing the National City Credit Card Master Trust (the Trust). The controls are designed to provide reasonable assurance to the Company's management, board of directors, The Bank of New York as Trustee, and each Rating Agency, that the Trust is being serviced in accordance with the covenants and conditions of sections 3.01, 4.01 through 4.08, 4.11, 4.12, 5.02(a), and 5.02(c) of the Series 2000-1 Supplement (to the Pooling and Servicing Agreement) dated as of August 24, 2000 (the 2000-1 Supplement), sections 3.01, 4.01 through 4.08, 4.11, 4.12, 5.02(a), and 5.02(c) of the Series
2001-1 Supplement (to the Pooling and Servicing Agreement) dated as of January 31, 2001 (the 2001-1 Supplement), sections 3.01, 4.01 through 4.08, 4.11, 4.12,
5.02(a), and 5.02(c) of the Series 2002-1 Supplement (to the Pooling and Servicing Agreement) dated as of January 31, 2002 (the 2002-1 Supplement) and sections 3.01(b-e), 3.02, 3.03, 3.04(a), 3.04(b), 3.05, 3.06, 3.09, 3.10, 4.02
through 4.07, 8.06, 8.07, and 8.08 of the Pooling and Servicing Agreement dated June 1, 1995 as Amended and Restated as of July 1, 2000 (the Agreement) between National City Bank as Seller and Servicer and The Bank of New York as Trustee.

There are inherent limitations in any control, including the possibility of human error and the circumvention or overriding of the controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

The Company has determined that the objectives of controls with respect to the servicing of the National City Credit Card Master Trust are to provide reasonable, but not absolute, assurance that the Trust is being serviced in accordance with the covenants and conditions of sections 3.01, 4.01 through 4.08, 4.11, 4.12, 5.02(a), and 5.02(c) of the 2000-1 Supplement, sections 3.01,
4.01 through 4.08, 4.11, 4.12, 5.02(a), and 5.02(c) of the 2001-1 Supplement,
sections 3.01, 4.01 through 4.08, 4.11, 4.12, 5.02(a), and 5.02(c) of the 2002-1
Supplement and sections 3.01(b-e), 3.02, 3.03, 3.04(a), 3.04(b), 3.05, 3.06,
3.09, 3.10, 4.02 through 4.07, 8.06, 8.07, and 8.08 of the Agreement.

The Company has assessed its controls over servicing the National City Credit Card Master Trust in relation to these criteria. Based upon this assessment, the Company believes that, from January 1, 2003 through December 31, 2003, its controls over servicing the National City Credit Card Master Trust are effective in providing reasonable assurance that the Trust is being serviced in accordance with the sections of the Supplements and Agreement specified above.


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                                    National City Bank


                                    by /s/ Thomas A. Chandler
                                    ------------------------------
                                    Thomas A. Chandler
                                    Senior Vice President, Credit Card Finance
                                    National City Bank


March 15, 2004